Exhibit 99.1

Individual Trustees
George Allman, Jr.
Gary C. Evans
Jeffrey S. Swanson

TEL OFFSHORE TRUST

JPMORGAN CHASE BANK, CORPORATE TRUSTEE

P.O. BOX 550 /  (512) 479-2562  / AUSTIN, TEXAS 78789

TEL OFFSHORE TRUST ANNOUNCES THIRD QUARTER 2003 DISTRIBUTION

AUSTIN, TEXAS September 19, 2003—TEL OFFSHORE TRUST announced the Trust’s quarterly distribution for the third quarter of 2003. The amount available for distribution will be $1,299,064 or $0.273400 per Unit. The third quarter distribution will be payable on October 10, 2003 to Unitholders of record on September 30, 2003.

A summary of activity on the Trust properties follows.  Volumes and dollar amounts discussed below represent amounts recorded by the Working Interest Owners unless otherwise specified.

Gas revenues recorded by the Working Interest Owners on the Trust Properties decreased 50% to $2,274,303 in the third quarter of 2003 from $4,577,570 in the second quarter of 2003 primarily due to overstated  production in the second quarter on Eugene Island 339 and natural gas production declines on Ship Shoal 182/183 and West Cameron 643. The average price received for natural gas decreased 17% to $5.07 per Mcf in the third quarter of 2003 from $6.13 per Mcf in the second quarter of 2003.

Crude oil revenues recorded by the Working Interest Owners increased 6% to $10,633,489 in the third quarter of 2003 from $10,016,865 in the second quarter of 2003. Oil volumes during the third quarter of 2003 increased 17% to 371,595 barrels, compared to 307,463 barrels of oil produced in the second quarter of 2003. Oil volumes increased primarily due to a new C-5 well coming online in Eugene Island 339 and retroactive adjustments for February 2001 through January 2003.

The Trust’s share of capital expenditures increased by $3,170,302 in the third quarter of 2003 to $1,156,265, as compared to a negative $2,014,037 in the second quarter of 2003. The higher capital expenditures in the third quarter of 2003 were due primarily to normalization after second quarter adjustments on Ship Shoal 182/183 for the I-4 well.

The Trust’s share of operating expenses increased by $108,436 in the third quarter of 2003 to $752,875 as compared to the second quarter of 2003.

The current escrow balance, current estimates of aggregate future capital expenditures, aggregate future abandonment costs, aggregate future production costs, aggregate future net revenues and current net proceeds resulted in a net deposit of funds of $1,225,110  into the Trust’s Special Cost Escrow Account in the third quarter of 2003, compared to a net deposit of $2,094,089 in the second quarter of 2003. Deposits to the Special Cost Escrow Account may be required in future periods in connection with other production costs, other capital expenditures, other abandonment costs and changes in the estimates and factors described above. The Trust has been informed of items now budgeted by ChevronTexaco for drilling on Ship Shoal 182/183 and Eugene Island 338/339  that may require certain capital costs to be withheld or expensed beginning in the fourth quarter of 2003 and the first quarter of 2004. These and other deposits, if made, could result in a significant reduction in royalty income in the periods in which such deposits are made, including the possibility that no royalty income would be received in such periods.

This press release contains forward-looking statements. Although the working interest owners have advised the Trust that they believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the

Working Interest Owners on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations and risks inherent in drilling and production of oil and gas properties, as well as other factors described in the Trust’s Form 10-K for 2002 under “Business-Principal Trust Risk Factors.” Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

JPMORGAN CHASE BANK,
AS CORPORATE TRUSTEE
CONTACT: Mike Ulrich
(512) 479-2562
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